EXHIBIT 3.1(i)

RESTATED CERTIFICATE OF TRUST

OF

ISHARES GSCI COMMODITY-INDEXED TRUST

THIS RESTATED CERTIFICATE OF TRUST of iShares GSCI Commodity-Indexed Trust (the “Trust”) is being duly executed and filed by the undersigned, as trustees, to amend and restate under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) the Certificate of Trust of the Trust, which was originally filed on July 7, 2006.

The Certificate of Trust of the Trust is hereby amended and restated in its entirety to read as follows:

1. Name. The name of the statutory trust is iShares S&P GSCI Commodity-Indexed Trust.

2. Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

3. Effective Date. This Restated Certificate of Trust shall be effective upon filing with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Restated Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

BARCLAYS GLOBAL INVESTORS, N.A.,
not in its individual capacity, but solely as Trustee

By: /s/ Lee Kranefuss
Name: Lee Kranefuss
Title: Managing Director

By: /s/ Michael Latham
Name: Michael Latham
Title: Managing Director

WILMINGTON TRUST COMPANY,
not in its individual capacity, but solely as Trustee

By: /s/ Dorri Wolhar
Name: Dorri Wolhar
Title: Financial Services Officer